Exhibit 99.1

Kymera Therapeutics Announces Fourth Quarter and Full Year 2024 Financial

Results and Provides a Business Update

KT-621 (STAT6) Phase 1 healthy volunteer trial ongoing, complete SAD/MAD data expected in June 2025

KT-621 Phase 1b trial in atopic dermatitis (AD) patients expected to initiate in 2Q25 with data in 4Q25,

followed by two parallel Phase 2b trials in AD and asthma starting in 4Q25 and 1Q26, respectively

KT-295 (TYK2) Phase 1 trial is expected to start in 2Q25, with data expected in 4Q25

KT-474/SAR444656 (IRAK4) Phase 2b trials in hidradenitis suppurativa (HS) and AD ongoing, led by partner Sanofi, with primary completion of both trials expected by mid-2026

New oral degrader program against a high-value immunology target to be announced in early May 2025 in a company webcast

Well-capitalized with $851 million in cash as of December 31, 2024, and runway into mid-2027

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (February 27, 2025) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided business highlights and updates on its pipeline.

“With our unique capabilities and rigorous execution, we are developing an industry leading oral immunology pipeline. Thanks to the transformative nature of targeted protein degradation and our unique target selection strategy, we are developing oral drugs with biologics-like activity. With this approach we have the potential to revolutionize the treatment of numerous highly prevalent immuno-inflammatory diseases,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “I couldn’t be more excited about what is ahead for us in 2025, including healthy volunteer data for our first-in-industry STAT6 degrader, KT-621, followed by Phase 1b AD patient data. In addition, we will be advancing KT-295, our novel TYK2 degrader, into the clinic with healthy volunteer data before year-end.”

Dr. Mainolfi continued, “Additionally, we’re thrilled to be expanding our immunology pipeline with the introduction of a new first-in-class program against a high-value, previously undrugged target for autoimmune and rheumatic diseases. We have a clear line of sight to significant value creation opportunities, and most importantly, to deliver breakthrough medicines for patients.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Th2 inflammation. In preclinical studies, KT-621 demonstrated dupilumab-like activity in several in vitro and in vivo models and was safe and well tolerated. KT-621, the first STAT6 directed medicine to enter clinical evaluation, has the potential to transform treatment paradigms for more than 130 million patients around the world, including children and adults, suffering from Th2 diseases such as AD, asthma, chronic obstructive pulmonary disease (COPD), chronic rhinosinusitis with nasal polyps (CRSwNP), eosinophilic esophagitis (EoE), chronic spontaneous urticaria (CSU), and prurigo nodularis (PN), among others.

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In October 2024, Kymera initiated a Phase 1 clinical trial with KT-621 in healthy volunteers. The Phase 1 trial is evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of single- and multiple-ascending doses of KT-621 compared to placebo. The Phase 1 trial is completing its final cohorts, and the Company expects to report the complete SAD/MAD data in June 2025. The key study aim is to show that KT-621 can robustly degrade STAT6 in blood and skin at doses that are safe and well-tolerated. Blood Th2 biomarkers such as TARC and IgE will also be measured.

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The Company plans to initiate a Phase 1b trial in moderate to severe AD patients in the second quarter of 2025, with data expected to be reported in the fourth quarter of 2025. The Phase 1b is designed to be a single-arm, open label trial. Patients will be administered KT-621 once daily for four weeks. The trial is expected to include approximately 20 patients. The key study aim is to show that robust STAT6 degradation in blood and skin by KT-621 has a dupilumab-like effect on reducing multiple Th2 biomarkers in the blood and on the transcriptome of active AD skin lesions. The study will also assess effects on clinical endpoints such as EASI and pruritus NRS.

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Two parallel Phase 2b studies in AD and asthma patients are planned to begin in the fourth quarter of 2025 and first quarter of 2026, respectively. The Phase 2b studies in moderate to severe AD and asthma patients are expected to accelerate KT-621 development and enable dose selection for subsequent parallel Phase 3 registration studies across multiple Th2 dermatology, gastroenterology and respiratory indications.

TYK2 Degrader Program

KT-295 is an investigational, first-in-class, once daily, oral degrader of TYK2, a scaffolding kinase required for Type I IFN, IL-12 and IL-23 signaling. In preclinical studies, KT-295 has demonstrated the potential to replicate the human genetics loss-of-function profile of TYK2 and block the pathway similar to upstream biologics. KT-295 has the potential to be the first oral therapy to deliver biologics-like activity in diseases such as inflammatory bowel disease (IBD), psoriasis and others.

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Kymera intends to advance KT-295 into a Phase 1 healthy volunteer study in the second quarter of 2025, with data expected to be reported in the fourth quarter of 2025. IND-enabling studies are ongoing.

IRAK4 Degrader Program

KT-474 (SAR444656) is an investigational, first-in-class, once daily, oral degrader of IRAK4, a key protein involved in TLR/IL-1R-driven inflammation. Given IRAK4’s ability to block IL-1 family cytokine and TLR signaling, KT-474 holds promise to deliver the combined activity of upstream biologics in an oral drug.

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In collaboration with Sanofi, two Phase 2b dose-ranging clinical trials for the treatment of HS and AD are ongoing with primary completion expected in the first half of 2026 for HS and mid-2026 for AD.

Corporate Updates

Kymera plans to host two company webcasts in the second quarter of 2025:

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In early May 2025, the company plans to host a webcast to introduce its next high-value immunology program, a first-in-class development candidate addressing an undrugged transcription factor involved in multiple rheumatic and autoimmune diseases. At that time, the Company will also review development plans across its immunology pipeline.

•	In June 2025, the company will host a second webcast to disclose the complete KT-621 Phase 1 healthy volunteer SAD/MAD data.

Financial Results

Collaboration Revenues: Collaboration revenues were $7.4 million for the fourth quarter of 2024 and $47.1 million for the year ended December 31, 2024, compared to $47.9 million and $78.6 million, respectively, for the same periods of 2023. Collaboration revenues in the fourth quarter of 2024 were all attributable to the Company’s Sanofi collaboration. The 2023 collaboration revenue relates primarily to the recognition of milestones related to the advancement of KT-474 into Phase 2 testing under the Sanofi collaboration.

Research and Development Expenses: Research and development expenses were $71.8 million for the fourth quarter of 2024 and $240.2 million for the year ended December 31, 2024, compared to $53.0 million and $189.1 million, respectively, for the same periods of 2023. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 and TYK2 degrader programs, platform and discovery programs, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $6.8 million for the fourth quarter of 2024 and $27.8 million for the year ended December 31, 2024, compared to $5.3 million and $21.6 million, respectively for the same periods in 2023.

General and Administrative Expenses: General and administrative expenses were $16.3 million for the fourth quarter of 2024 and $63.5 million for the year ended December 31, 2024, compared to $14.2 million and $55.0 million, respectively, for the same periods of 2023. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses to support growth as a public company. Stock based compensation expenses included in G&A were $7.0 million for the fourth quarter of 2024 and $27.2 million for the year ended December 31, 2024, compared to $5.6 million and $21.6 million, respectively, for the same periods in 2023.

Net Loss: Net loss was $70.8 million for the fourth quarter of 2024 and $223.9 million for the year ended December 31, 2024, compared to a net loss of $14.4 million and $147.0 million, respectively, for the same period of 2023.

Cash and Cash Equivalents: As of December 31, 2024, Kymera had $851 million in cash, cash equivalents and investments. Kymera expects that its cash and cash equivalents will provide the Company with an anticipated cash runway into mid-2027, beyond multiple clinical inflection points in our pipeline.

Event Details

Kymera will host a video conference call today, February 27, 2025, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event for three months.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Availability of Other Information About Kymera Therapeutics

For more information, please visit the Kymera website at https://www.kymeratx.com/ or follow Kymera on X (@KymeraTx) and LinkedIn (Kymera Therapeutics). Investors and others should note that Kymera communicates with its investors and the public using the Company website, including, but not limited to, corporate disclosures, investor presentations, FAQs, Securities and Exchange Commission (SEC) filings, and press releases, as well as on X and LinkedIn. The information that Kymera posts on its website or on X or LinkedIn could be deemed to be material information. As a result, the Company encourages investors, the media and others interested to review the information that Kymera posts there on a regular basis. The contents of Kymera’s website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, Sanofi’s completion of the Phase 2 clinical trials of KT-474/SAR444656 in 2026, the Phase 1 data readout of KT-621 in June, the initiation of a Phase 1b trial of KT-621 in AD patients in the second quarter of 2025, with data expected to be reported in the fourth quarter of 2025, the initiation of Phase 2b studies of KT-621 in patients with AD and asthma in the fourth quarter of 2025 and first quarter of 2026, respectively, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, the advancement of KT-295 into Phase 1 clinical testing, the Phase 1 data readout of KT-295 in the fourth quarter of 2025, the declaration of its next clinical candidate and plans for clinical testing of such candidate, and Kymera’s financial condition and expected cash runway into mid-2027. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target,” “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results of early clinical trials will be indicative of the results of later clinical trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements and other factors. These risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the most recent Annual Report on Form 10-K and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and marketable securities	$850,903	$436,315
Property and equipment, net	50,457	48,134
Right-of-use assets, operating lease	47,407	52,945
Other assets	29,268	38,365

Total assets	$978,035	$575,759

Liabilities and Stockholders’ Equity
Deferred revenue	$13,576	$54,651
Operating lease liabilities	84,017	82,096
Other liabilities	44,823	44,041

Total liabilities	142,416	180,788
Total stockholders’ equity	835,619	394,971

Total liabilities and stockholders’ equity	$978,035	$575,759

KYMERA THERAPEUTICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Collaboration Revenue	$7,394	$47,884	$47,072	$78,592
Operating expenses:
Research and development	$71,818	$52,970	$240,248	$189,081
General and administrative	16,331	14,227	63,534	55,041
Impairment of long-lived assets	—	—	4,925	—

Total operating expenses	88,149	67,197	308,707	244,122

Loss from operations	(80,755)	(19,313)	(261,635)	(165,530)
Other income (expense):
Interest and other income	10,061	4,996	38,026	18,764
Interest and other expense	(59)	(52)	(249)	(196)

Total other income	10,002	4,944	37,777	18,568

Net loss attributable to common stockholders	$(70,753)	$(14,369)	$(223,858)	$(146,962)

Net loss per share attributable to common stockholders, basic and diluted	$(0.88)	$(0.25)	$(2.98)	$(2.52)

Weighted average common stock outstanding, basic and diluted	79,987,426	58,251,837	75,043,991	58,365,499

Investor and Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300